PROSPECTUS SUPPLEMENT
(To prospectus dated November 6, 2000)

                                  $275,000,000

                                  [LOGO] PSEG

                  Public Service Enterprise Group Incorporated

                      Floating Rate Notes due May 21, 2002

                                   ----------

      We will pay interest on the Notes quarterly on each February 21, May 21, August 21 and November 21, beginning February 21, 2001. The per annum interest rate on the Notes for each interest period will be reset quarterly based on the three-month LIBOR rate plus 0.875%.

      The Notes are redeemable, in whole or in part, at our option beginning on May 21, 2001 and on each interest payment date thereafter at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption.

      The Notes will be direct, unsecured and unsubordinated obligations ranking pari passu with all of our other unsecured and unsubordinated obligations. The Notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

                                   ----------

                                                                                    Per Note          Total
                                                                                    --------          -----
Public Offering Price...........................................................     100.00%       $275,000,000

Underwriting Discount...........................................................       0.20%       $    550,000

Proceeds, before expenses, to Public Service Enterprise Group Incorporated......      99.80%       $274,450,000

                                   ----------

      The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from the date the Notes are issued.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

      The underwriters expect to deliver the Notes in book-entry form only through The Depository Trust Company on or about November 21, 2000.

SALOMON SMITH BARNEY                                       CHASE SECURITIES INC.

          The date of this prospectus supplement is November 16, 2000.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is only accurate as of the respective dates on the front covers hereof and thereof. Our business, financial condition, results of operations and prospects may have changed since such dates.

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
                              Prospectus Supplement
            Capitalization................................................  S-3
            Use of Proceeds...............................................  S-3
            Description of the Notes......................................  S-3
            Underwriting..................................................  S-5

                                   Prospectus

            About This Prospectus.........................................    2
            Where You Can Find More Information...........................    2
            Incorporation of Certain Documents by Reference...............    3
            Public Service Enterprise Group Incorporated..................    4
            Use of Proceeds...............................................    4
            Description of Debt Securities................................    5
            Plan of Distribution..........................................   21
            Legal Opinions................................................   22
            Experts ......................................................   22

                                 CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2000 as adjusted to give effect to the issuance of the Notes offered hereby and the application of the proceeds thereof. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference.

                                                                                     As of September 30, 2000
                                                                                     ------------------------
                                                                                            (Unaudited)
                                                                                       Actual       As Adjusted
                                                                                    -----------     -----------
                                                                                           (in millions)
Common Equity
Common Stock, issued; 231,957,608 shares ............................................   $ 3,604         $ 3,604
Treasury Stock at cost; 17,551,090 shares ...........................................      (669)           (669)
Retained Earnings ...................................................................     1,398           1,398
Accumulated Other Comprehensive Loss ................................................      (191)           (919)
                                                                                        -------         -------
     Total Common Equity ............................................................     4,142           4,142
PSE&G's Preferred Stock without mandatory redemption ................................        95              95
PSE&G's Preferred Stock with mandatory redemption ...................................        75              75
Monthly Guaranteed Preferred Beneficial Interest in PSE&G's
  Subordinated Debentures ...........................................................       210             210
Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's
   Subordinated Debentures ..........................................................       303             303
Quarterly Guaranteed Preferred Beneficial Interest in
   PSEG's Subordinated Debentures                                                           525             525
Long-Term Debt ......................................................................     4,706           4,706
                                                                                        -------         -------
    Total Capitalization ............................................................   $10,056         $10,056
                                                                                        =======         =======

                                 USE OF PROCEEDS

      We will apply the net proceeds from the sale of the Notes toward the payment, at maturity, of $100 million aggregate principal amount of our Extendible Notes due November 22, 2000, Series A (current rate: LIBOR plus .22%) and $175 million aggregate principal amount of our Extendible Notes due November 22, 2000, Series B (current rate: LIBOR plus .32%).

                            DESCRIPTION OF THE NOTES

      Set forth below is a description of the specific terms of the Floating Rate Notes due May 21, 2002 (the "Notes). This description supplements, and should be read together with, the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus under the caption"Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Senior Indenture dated as of November 1, 1998 (the "Senior Indenture") between us and First Union National Bank, as trustee (the "Senior Trustee").

General

      The Notes will be issued as a series of Senior Debt Securities under the Senior Indenture. The Notes will be limited in aggregate principal amount to $275,000,000. We may "reopen" this series of Notes and issue additional Notes.

      The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 21, 2002, unless redeemed prior to such date as described under "--Optional Redemption". The Notes are not subject to any sinking fund provision. The Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

      Each Note shall bear interest from the date of original issuance, payable quarterly in arrears on February 21, May 21, August 21 and November 21, to the person in whose name such Note is registered at the close of business on the 15th calendar day prior to such payment date. The initial interest payment date is February 21, 2001. The amount of interest payable will be computed on the basis of the actual number of days elapsed over a 360-day year. If any interest payment date would otherwise be a day that is not a Business Day, the interest payment date will be the next succeeding Business Day.

      The Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New Jersey or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.875%. Promptly upon such determination, the Calculation Agent will notify the Company and the Senior Trustee, if the Senior Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon us, the beneficial owners and holders of the Notes, and the Senior Trustee.

      If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the Notes as follows:

            (1) In the event no Reported Rate (as defined below) appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with us) to provide a quotation (the "Rate Quotation") at which three month deposits in amounts of not less than U.S. $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.875%.

            (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with us), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.875%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

      Upon the request of a holder of the Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

Certain Definitions

        The following definitions apply to the Notes.

      "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law, regulation or executive order to remain closed, or (iii) a day on which the Trustee's corporate trust office is closed for business and is also a London Business Day.

      "Calculation Agent" means First Union National Bank, or its successor appointed by us, acting as calculation agent.

      "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

      "Interest Period" means the period commencing on an interest payment date for the Notes (or, with respect to the initial Interest Period only, commencing on the issue date for the Notes) and ending on the day before the next succeeding interest payment date for the Notes.

      "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the applicable Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 (as defined below) or a successor reporter of such rates selected by the Calculation Agent and acceptable to us, at approximately 11:00 a.m., London time, on the Interest Determination Date (the "Reported Rate").

      "London Business Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      "Telerate Page 3750" means the display designated on page 3750 on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Ranking

      The Notes will be our direct, unsecured and unsubordinated obligations ranking pari passu with all of our other unsecured and unsubordinated obligations. The Notes will be effectively subordinated to all of our secured debt and to all liabilities of our subsidiaries. As of October 31, 2000, we had no secured debt outstanding and our subsidiaries had approximately $6.5 billion of debt outstanding. The Senior Indenture contains no restrictions on the amount of additional indebtedness we may incur.

Optional Redemption

      We shall have the right to redeem the Notes, in whole or in part, from time to time, on any interest payment date on or after May 21, 2001, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption (the "Redemption Date").

      If notice of redemption is given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued and unpaid interest thereon, and from and after such date (unless we shall default in the payment of the Redemption Price and accrued and unpaid interest) such Notes shall cease to bear interest and shall cease to be outstanding.

      Notwithstanding the foregoing, interest due on any Redemption Date shall be payable to the persons in whose names the Notes are registered on the 15th calendar day prior to such Redemption Date.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance--The Depository Trust Company

      The Depository Trust Company ("DTC") will act as the initial securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Note certificates will be issued, representing in the aggregate the total principal amount of Notes, and will be deposited with DTC. See "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying prospectus.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the aggregate principal amount of Notes set forth opposite the name of such underwriter:

                                                                     Principal
     Underwriters                                                      Amount
     ------------                                                   -----------
     Salomon Smith Barney Inc. ...................................  $165,000,000
     Chase Securities Inc. .......................................   110,000,000
                                                                    ------------
                                                                    $275,000,000
                                                                    ============

      The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the Notes if any are taken.

      The underwriters propose initially to offer all or part of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.125% of the principal amount of the Notes. After the initial public offering, the public offering price and concession may be changed.

      The underwriting discount to be paid by us to the underwriters with this offering will be 0.20% per Note, for a total of $550,000. In addition, we estimate that we will incur other offering expenses of approximately $325,000.

      In order to  facilitate  the offering of the Notes,  the  underwriters  or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriters or their affiliates may bid for, and purchase Notes in the open market. Finally, the underwriters or their affiliates may reclaim selling concessions allowed to a dealer for distributing Notes in this offering, if the underwriters or their affiliates repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters or their affiliates are not required to engage in these activities, and may end any of these activities at any time.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments required to be made in respect thereof.

      The underwriters and their affiliates engage in transactions with and perform services for us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us or our affiliates.

      The Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. It is not anticipated that the Notes will be listed on any securities exchange.

PROSPECTUS
                                  [LOGO] PSEG

                                  $575,000,000

                                 Debt Securities

                                   ----------

      Public Service Enterprise Group Incorporated may offer from time to time, together or separately, one or more series of its unsecured debt securities which may be either senior or subordinated in priority of payment.

      The Senior Debt Securities will rank equally with all of our other unsubordinated and unsecured indebtedness. The Subordinated Debt Securities will be unsecured and subordinated as described under "Description of Debt Securities -- Subordinated Indenture Provisions."

      When a particular series of Debt Securities is offered, we will prepare and issue a supplement to this prospectus setting forth the particular terms of the offered Debt Securities. You should read this prospectus and any prospectus supplement carefully before you make any decision to invest in the Debt Securities.

      The aggregate initial public offering price of all Senior Debt Securities and Subordinated Debt Securities which may be sold under this prospectus will not exceed $575,000,000.

                                   ----------

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                The date of this prospectus is November 6, 2000.

================================================================================
                              About This Prospectus
================================================================================

      This prospectus is part of a registration statement that Public Service Enterprise Group Incorporated filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the Debt Securities described in this prospectus in one or more offerings of one or more series. The aggregate principal amount of Debt Securities which we may offer under this prospectus is $575,000,000. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

      We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into this registration statement.

================================================================================
                       Where You Can Find More Information
================================================================================

      We are a New Jersey corporation that files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as its public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      You may also inspect these documents at the New York Stock Exchange, Inc. and the Philadelphia Stock Exchange, Inc. where our common stock is listed.

================================================================================
                Incorporation of Certain Documents by Reference
================================================================================

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities.

      1. Our Annual Report on Form 10-K for the year ended December 31, 1999.

      2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

      3. Our Current Reports on Form 8-K dated August 21, 2000, September 5, 2000, October 18, 2000 and October 27, 2000.

      4. Our Amended Current Report on Form 8K/A dated November 1, 2000.

      You may request a copy of these filings, other than exhibits not specifically incorporated by reference therein, which will be provided to you without charge, by writing or telephoning:

                          Director, Investor Relations
                            PSEG Services Corporation
                               80 Park Plaza, T6B
                                  P.O. Box 570
                            Newark, New Jersey 07101
                            Telephone (973) 430-6564


      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Debt Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

================================================================================
                  Public Service Enterprise Group Incorporated
================================================================================

      We are a public utility holding company that neither owns nor operates any physical properties. We have four direct, wholly-owned subsidiaries, Public Service Electric and Gas Company ("PSE&G"), PSEG Power LLC ("Power"), PSEG Services Corporation ("Services") and PSEG Energy Holdings Inc. ("Energy Holdings"). PSE&G is an operating public utility providing electric and gas service in certain areas of the State of New Jersey. Power is an electric power generation and wholesale energy marketing and trading company. Services provides management and administrative services to us and our subsidiaries. Energy
Holdings is the parent of three energy-related lines of business through its wholly-owned subsidiaries: PSEG Global Inc., PSEG Resources Inc. and PSEG Energy Technologies Inc. Energy Holdings is also the parent of Enterprise Group Development Corporation, PSEG Capital Corporation and Enterprise Capital Funding Corporation.

      Our executive offices are located at 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171 and our telephone number is (973) 430-7000.

================================================================================
                                 Use of Proceeds
================================================================================

      Except as may be described otherwise in a prospectus supplement, the net proceeds from the sale of the Debt Securities will be added to our general funds and will be used for general corporate purposes including the refunding of maturing debt and making additional investments in our subsidiaries. Such proceeds may be applied to the reduction of short-term indebtedness incurred for such purposes. At September 30, 2000, our outstanding long-term debt securities consisted of $100 million of Floating Rate Extendible Notes, Series A due November 22, 2000 (current rate: Libor plus .22%), $175 million of Extendible Notes, Series B due November 22, 2000 (current rate: LIBOR plus .32%), $300 million of Extendible Notes, Series C due June 15, 2001 (current rate: LIBOR plus .375%), $225 million of 7.44% Deferrable Interest Subordinated Debentures, Series A due 2047, $150 million of Floating Rate Deferrable Interest Subordinated Debentures, Series B due 2046 and $150 million of 71/4% Deferrable Interest Subordinated Debentures, Series C due 2047.

================================================================================
                         Description of Debt Securities
================================================================================

      The Debt Securities will be our direct unsecured obligations and may be issued from time to time in one or more offerings of one or more series. The Senior Securities will be issued under an Indenture, dated as of November 1, 1998 (the "Senior Indenture"), between us and First Union National Bank, Trustee (the "Senior Trustee"), and the Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between us and First Union National Bank, Trustee (the "Subordinated Trustee"). The term "Trustee" when used in this prospectus refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture (sometimes referred to collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the registration statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Selected provisions of the Indentures have been summarized below. The summary is not complete. You should read the Indentures for provisions that may be important to you. In the summary below, references to section numbers of the applicable Indentures are included so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures. Parenthetical references below are to the Indentures or to the TIA, as applicable.

Provisions Applicable to Both the Senior and Subordinated Indentures

General

      The Debt Securities will be our direct, unsecured obligations. The Senior Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described under "Subordinated Indenture Provisions."

      Because we are a holding company that conducts all of our operations through our subsidiaries, holders of Debt Securities will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders other than, in each case, where we are the creditor or stockholder. PSE&G has 2,145,234 outstanding shares of preferred stock with an aggregate par value of approximately $170 million. Our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2000, our subsidiaries had approximately $7.9 billion of outstanding debt.

      Each Indenture provides that any Debt Securities proposed to be sold pursuant to this prospectus and the accompanying prospectus supplement, as well as other of our unsecured debt securities, may be issued under such Indenture in one or more series, in each case as authorized by us from time to time. The particular terms of any series of Debt Securities and any modifications of or additions to the general terms of the Debt Securities described in this prospectus will be described in the prospectus supplement for that series. Accordingly, for a description of the terms of any series of Debt Securities, you should refer to both the prospectus supplement relating to that series and the description of Debt Securities set forth in this prospectus.

      You  should  refer  to  the   prospectus   supplement  for  the  following
information for each particular series of Debt Securities:

            (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities.

            (2) The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

            (3) If other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

            (4) The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

            (5) The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined. The terms of any remarketing of such Debt Securities. The date or dates from which such interest will accrue or the method by which such date or dates will be determined. The date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any such Debt Securities on any Interest Payment Date, or the method by which any such date will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

            (6) The date or dates on which, or the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at our option and whether we are to have that option.

            (7) Our obligation, if any, to redeem, repay or purchase such Debt Securities, in whole or in part, pursuant to any sinking fund or similar provision or at the option of a holder thereof and the period or periods within which, or the date or dates on which, the price or prices at which and the other terms and conditions upon which, such Debt Securities will be so redeemed, repaid or purchased.

            (8) Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both. Any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities. Whether such Debt Securities will be issuable initially in temporary global form. Whether any such Debt Securities will be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series in certificate form and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture. If
      Registered Securities are to be issuable as a global security, the identity of the depository for such Debt Securities.

            (9) Whether the amount of payments of principal of (or premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts will be determined.

            (10) The place or places, if any, other than or in addition to The City of New York, where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable. Where any Registered Securities may be surrendered for registration of transfer or exchange. Where Debt Securities of a series that are convertible or exchangeable may be surrendered for conversion or exchange and where notices or demands to or upon us in respect of such Debt Securities and the applicable Indenture may be served.

            (11) The denomination or denominations in which such Debt Securities will be issuable, if other than $1,000 or any integral multiple thereof in the case of Registered Securities and $5,000 in the case of Bearer Securities.

            (12) If other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent.

            (13) The date as of which any Bearer Securities of the series and any temporary Debt Security issued in global form representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

            (14) The applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the applicable Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

            (15) The Person to whom any interest on any Registered Security of the series will be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. The manner in which, or the Person to whom, any interest on any Bearer
      Security  of  the  series  shall  be  payable,   if  otherwise  than  upon
      presentation and surrender of the coupons appertaining thereto as they severally mature. The extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid if other than in the manner provided in the applicable Indenture.

            (16) If such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

            (17) Whether and under what circumstances we will pay Additional Amounts, as contemplated by Section 1004 of the applicable Indenture, on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the applicable Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such

      Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

            (18) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

            (19) Any deletions from, modifications of or additions to the Events of Default or our covenants with respect to such Debt Securities (which Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the applicable Indenture).

            (20) Whether such Debt Securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable.

            (21) Any other terms of such Debt Securities.

      If applicable, the prospectus supplement will also include a discussion of Federal income tax considerations relevant to the Debt Securities being offered.

      For purposes of this prospectus, any reference to the payment of principal of (or premium, if any) or interest, if any, on such Debt Securities will be deemed to include mention of the payment of any Additional Amounts required by the terms of such Debt Securities.

      Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be discussed in the applicable prospectus supplement.

      Each Indenture provides that the Debt Securities which are the subject of this prospectus and any of our additional unsecured debt securities, unlimited as to aggregate principal amount, may be issued in one or more series thereunder, in each case as authorized from time to time by or pursuant to authority granted by our Board of Directors. (Section 301 of each Indenture) Debt Securities so issued under an Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities". Each Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Indenture Securities. See also "Resignation of Trustee" herein. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities", as used herein, will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

      The general provisions of the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us. You should refer to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or the covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

      We have the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created).

Denominations, Registration and Transfer

      Debt  Securities  of  a  series  may  be  issuable  solely  as  Registered
Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indentures also provide that Debt Securities of a series may be issuable in global form. See "Book-Entry Debt Securities". Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000 (in the case of Registered Securities) and in the denomination of $5,000 (in the case of Bearer Securities). Unless otherwise indicated in the prospectus supplement, Bearer Securities will have interest coupons attached. (Section 201 of each Indenture)

      Registered Securities will be exchangeable for other Registered Securities of the same series. If, but only if, provided in the prospectus supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305 of each Indenture)

      Registered Securities of a series may be presented for registration of transfer and Debt Securities of a series may be presented for exchange (i) at each office or agency required to be maintained by us for payment of such series as described in "Payment and Paying Agents", and (ii) at each other office or agency that we may designate from time to time for such purposes. No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of any tax or other governmental charge payable in connection therewith. (Section 305 of each Indenture)

      We will not be required to (i) issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part;
(iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305 of each Indenture)

Payment and Paying Agents

      Unless otherwise provided in the prospectus supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by us in Newark, New Jersey and New York, New York, except that at our option interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002 of each Indenture) Unless otherwise provided in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of each Indenture)

      If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, unless otherwise provided in the prospectus supplement, we will be required to maintain an office or agency (i) outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable and (ii) in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described below, but not otherwise); provided that, if required in connection with any listing of such Debt Securities on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such Debt Securities in any city located outside the United States required by such stock exchange. (Section 1002 of each Indenture) The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, principal of (and premium, if any) and interest, if any, on Bearer Securities may be paid by wire transfer to an account maintained by the Person entitled thereto with a bank located outside the United States. (Sections 307 and 1002 of each Indenture) Unless otherwise provided in the prospectus supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 1001 of each Indenture) Unless otherwise provided in the prospectus supplement, no payment with respect to any Bearer Security will be made at any office or agency maintained by us in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of each Indenture)

      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Events of Default

      The following will constitute Events of Default under each Indenture with respect to any series of Debt Securities issued thereunder: (i) default in the payment of any interest upon any Debt Security of that series or of any coupon upon or any Additional Amounts payable in respect of any Debt Security of that series or of any coupon appertaining thereto and continuance of such default for a period of 30 days; _(ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when the same becomes due and payable, whether at its maturity, earlier redemption or repayment or otherwise; (iii) default in the deposit of any sinking fund payment when due by the terms of any Debt Security of that series; (iv) our default in the performance, or breach, of any covenant or agreement in the applicable Indenture with respect to any Debt Security of that series, continued for 60 days after written notice to us; (v) certain events in bankruptcy, insolvency or reorganization affecting us; and (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 501 of each Indenture) We are required to file with the applicable Trustee, annually, an officer's certificate as to our compliance with all conditions and covenants under the applicable Indenture. (Section 1005 of each Indenture) Each Indenture provides that the applicable Trustee may withhold notice to the holders of Debt Securities of a series of any default (except payment defaults on such Debt Securities of that series) if it considers it in the interests of the holders of Debt Securities of such series to do so. (Section 601 of each Indenture)

      If an Event of Default with respect to Debt Securities of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series due and payable immediately. (Section 502 of each Indenture)

      Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to Debt Securities of a series has occurred and is continuing, such Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of the holders of Debt Securities of that series, unless such holders have offered such Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 of each Indenture and TIA Section 315) Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of that series. (Section 512 of each Indenture)

      The holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of the holders of all Debt Securities of such series and any related coupons, waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on or Additional Amounts payable in respect of any Debt Security of such series or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513 of each Indenture)

Merger or Consolidation

      Each Indenture provides that we may not consolidate with or merge with or into any other corporation or convey or transfer our properties or assets in their entirety or substantially in their entirety to any Person, unless we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under such Indenture and the Indenture Securities issued thereunder and immediately after the transaction no default shall exist. In addition, under the Indentures, no such consolidation, merger or transfer may be made if as a result thereof any of our property or assets would become subject to any mortgage, lien or other encumbrance unless such Indenture Securities are secured equally and ratably with or prior to the debt secured by such mortgage, lien or other encumbrance. (Section 801 of each Indenture)

Modification or Waiver

      Modification and amendment of an Indenture may be made by us and the Trustee thereunder with the consent of the holders of a majority in principal amount of all Outstanding Indenture Securities issued thereunder that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Indenture Security affected thereby, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount of, or the rate or amount of interest in respect of, or any premium payable upon the redemption of, any such Indenture Security; (iii) change our obligation to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy; (v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or Currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date therefor;
(viii) adversely affect any right to convert or exchange any Indenture Security;
(ix) reduce the percentage in principal amount of such Outstanding Indenture Securities, the consent of whose holders is required to amend or waive compliance with certain provisions of such Indenture or to waive certain defaults thereunder; (x) reduce the requirements for voting or quorum described below; or (xi) modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Indenture Security affected thereby. (Section 902 of each Indenture)

      In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holder of each Outstanding Subordinated Security affected thereby, modify any of the provisions of such Indenture relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof and no such modification or amendment may adversely affect the rights of any holder of Senior Indebtedness under Article Sixteen of the Subordinated Indenture (described under the caption "Subordinated Indenture Provisions") without the consent of such holder of Senior Indebtedness. (Sections 902 and 907 of the Subordinated Indenture)

      The holders of a majority in aggregate principal amount of Outstanding Indenture Securities have the right to waive our compliance with certain covenants in the applicable Indenture. (Section 1006 of each Indenture)

      Modification and amendment of an Indenture may be made by us and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to us as obligor under such Indenture; (ii) to add to our covenants for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture and any related coupons or to surrender any right or power conferred upon us by such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities; (iv) to add to or change any provisions of such Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Indenture Securities in uncertificated form, provided that any such actions do not adversely affect the holders of such Indenture Securities or any related coupons; (v) to change or eliminate any provisions of such Indenture, provided that any such change or elimination will become effective only when there are no such Indenture Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (vi) to secure the Indenture Securities under the applicable Indenture pursuant to the requirements of
Section 801 of such Indenture, or otherwise; (vii) to establish the form or terms of such Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of a series issued thereunder or any related coupons in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities thereunder, provided that such action does not adversely affect the interests of the holders of any such Indenture Securities and any related coupons in any material respect. (Section 901 of each Indenture)

      In determining whether the holders of the requisite principal amount of Outstanding Indenture Securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture or whether a quorum is present at a meeting of holders of Indenture Securities thereunder,
(i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of such Indenture and (iii) Indenture Securities owned by us or any other obligor upon the Indenture Securities or any Affiliate of ours or of such other obligor shall be disregarded. (Section 101 of each Indenture)

      Each Indenture contains provisions for convening meetings of the holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501 of each Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding Indenture Securities of that series, in any such case upon notice given as provided in the applicable Indenture. (Section 1502 of each Indenture) Except for any consent that must be given by the holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Indenture Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Indenture Securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Indenture Securities of that series. Any resolution passed or decision taken at any meeting of holders of Indenture Securities of a series duly held in accordance with the applicable Indenture will be binding on all holders of Indenture Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding Indenture Securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Indenture Securities of that series will constitute a quorum. (Section 1504 of each Indenture)

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Indenture Securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (Section 1504 of each Indenture)

Satisfaction and Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of Debt Securities of a series that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, if any, and any Additional Amounts with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401 of each Indenture)

      Each Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 thereunder, we may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligations to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons, and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations under any covenant specified pursuant to _Section 301 with respect to such Debt Securities and any related coupons, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of each Indenture), in either case upon our irrevocable deposit with the applicable Trustee (or other qualifying trustee), in trust, of (i) an amount in U.S. dollars, (ii) Government Obligations (as defined below) applicable to such Debt Securities and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount, or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

      Such a trust may only be established if, among other things, we have delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture. (Section 1404 of each Indenture)

      "Government Obligations" means securities which are (i) direct obligations of the United States or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof. "Government

Obligations" also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of each Indenture)

      In the event we effect covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) or (vi) under "Events of Default" (Section 501 of each Indenture) with respect to any covenant as to which there has been defeasance, the amount of Government Obligations and funds on deposit with the applicable Trustee will be sufficient to pay amounts due on such Debt Securities and coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and coupons at the time of the acceleration resulting from such Event of Default. In such case, we would remain liable to make payment of such amounts due at the time of acceleration. (Section 501 of each Indenture)

      If the applicable Trustee or any Paying Agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then our obligations under such Indenture and such Debt Securities and any related coupons shall be revived and reinstated as though no deposit had occurred pursuant to such Indenture, until such time as such Trustee or Paying Agent is permitted to apply all such money in accordance with such Indenture; provided, however, that if we make any payment of principal of (or premium, if any) or interest, if any, on any such Debt Security or any related coupon following the reinstatement of our obligations, we shall be subrogated to the rights of the holders of such Debt Securities and any related coupons to receive such payment from the money held by such Trustee or Paying Agent.

      The prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

Book-Entry Debt Securities

      Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Unless otherwise provided in the prospectus supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by us to the applicable Trustee, and then by such Trustee to the depository.

      We anticipate that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the prospectus supplement.

      So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

      If (i) DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days following notice to us, (ii) we determine, in our sole discretion, not to have any Debt Securities represented by one or more Global Securities, or (iii) an Event of Default under the applicable Indenture has occurred and is continuing, then we will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

      The following is based on information furnished by DTC and we assume no responsibility for its content:

      DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede _& Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to a maximum of $400 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

      Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, who will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

      To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. or such other nominee effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

      Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to DTC. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

      Neither DTC nor Cede & Co. (or other nominee) consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

      Payments of principal of (and premium, if any) and interest on the Debt Securities will be made to Cede & Co. or other nominee. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Paying Agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest to DTC will be the responsibility of us or the Paying Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to us or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that we believe are reliable, but we take no responsibility for the accuracy thereof.

      Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

      None of us, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Resignation of Trustee

      The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608 of each Indenture) In the event that two or more persons are acting as Trustees with respect to different series of Indenture Securities under one of the Indentures, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 609 of each Indenture), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

Subordinated Indenture Provisions

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all

Senior Indebtedness (Sections 1601 and 1602 of the Subordinated Indenture), but our obligation to make payment of the principal (and premium, if any) and interest, if any, on the Subordinated Securities will not otherwise be affected. (Section 1604 of the Subordinated Indenture) In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the Subordinated Securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. (Section 1603 of the Subordinated Indenture)

      In the event that, notwithstanding the foregoing, any such payment by us is received by the Subordinated Trustee or the holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such distribution, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior
Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. (Section 1602 of the Subordinated Indenture) By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture. (Section 1402 of the Subordinated Indenture)

      "Senior Indebtedness" is defined in the Subordinated Indenture as (a) the principal of and premium, if any, and unpaid interest on (i) our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indenture Securities issued under the Subordinated Indenture and securities issued under the Indenture dated as of January 1, 1998, including our 7.44% Deferrable Interest Subordinated
Debentures, Series A, our Floating Rate Deferrable Interest Subordinated Debentures, Series B, and our 7 1/4% Deferrable Interest Subordinated Debentures, Series C), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Securities, and (ii) renewals, extensions, modifications and refundings of any such indebtedness. (Section 101 of the Subordinated Indenture)

      The Debt Securities are senior and prior in right of payment to our 7.44% Deferrable Interest Subordinated Debentures, Series A, our Floating Rate Deferrable Interest Subordinated Debentures, Series B, and our 71/4% Deferrable Interest Subordinated Debentures, Series C and any guarantees issued in connection therewith.

      If this  prospectus  is being  delivered  in  connection  with a series of
Subordinated   Securities,   the  accompanying   prospectus  supplement  or  the
information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

The Trustee under the Indentures

      We maintain ordinary banking relationships with First Union National Bank, including credit facilities and lines of credit. First Union National Bank also serves as trustee under other indentures under which we or our subsidiaries are the obligors.

================================================================================
                              Plan of Distribution
================================================================================

      We may sell the Debt Securities to or through underwriters, dealers, or agents or directly to one or more other purchasers.

      The prospectus supplement sets forth the terms of the offering of the particular series or issue of Debt Securities to which such prospectus supplement relates, including, as applicable, (i) the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Debt Securities, (ii) the initial public offering or purchase price of such Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from us and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to us and (vi) the securities exchanges, if any, on which such Debt Securities will be listed.

      Unless otherwise set forth in the prospectus supplement relating to a particular series or issue of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities of such series or issue allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The Debt Securities may be offered and sold by us directly or through agents we designate from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this prospectus is delivered will be named in, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, each such agent will be acting on a best efforts basis for the period of its appointment.

      Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

================================================================================
                                 Legal Opinions
================================================================================

      The validity of the Debt Securities will be passed upon for us by James T. Foran, Esquire, Associate General Counsel or R. Edwin Selover, Esquire, Vice President and General Counsel, and for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048 who may rely on the opinion of Mr. Foran or Mr. Selover, as the case may be, as to matters of New Jersey law. Messrs. Foran and Selover are also employees of Services.

================================================================================
                                     Experts
================================================================================

      Our consolidated  financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  $275,000,000

                  Public Service Enterprise Group Incorporated

                               Floating Rate Notes
                                due May 21, 2002

                                   ----------
                              Prospectus Supplement
                            Dated November 16, 2000
                                   ----------

                              Salomon Smith Barney
                              Chase Securities Inc.